Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements (No. 333-208262 and 333-225898) on Form S-8 of our report dated March 6, 2020 with respect to the consolidated balance sheets of The Joint Corp. and Subsidiary and Affiliates as of December 31, 2019 and 2018 and the related consolidated statements of operations, stockholders' equity, and cash flows, for the years then ended, which report appears in the December 31, 2019 annual report on Form 10-K of The Joint Corp. and Subsidiary and Affiliates.

/S/ Plante & Moran, PLLC

March 6, 2020
Denver, Colorado